Exhibit 23

CONSENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-106492) pertaining to the Knight Ridder 401k Plan (formerly Investment Savings Plan for Employees of Knight-Ridder, Inc. and Certain Subsidiaries) of our report dated June 23, 2006, with respect to the financial statements and schedule of the Knight Ridder 401k Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2005.

/s/ Ernst & Young LLP

San Jose, California June 23, 2006